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Exhibit 3.1

Certificate of Amendment to
Certificate of Designations, Preferences, and Relative, Participating,
Optional and Other Special Rights of Preferred Stock and Qualifications,
Limitations and Restrictions Thereof
of
Series C Preferred Stock
of
Standard Parking Corporation

        Standard Parking Corporation, a Delaware corporation, hereby certifies that:

        1.     The name of the corporation is Standard Parking Corporation, a Delaware corporation (the "Corporation").

        2.     This Amendment to Certificate of Designations of Series C Preferred Stock (this "Series C Certificate of Designations") was duly adopted in accordance with Sections 141(f), 228, and 242 of the Delaware General Corporation Law by the unanimous written consent of the Corporation's Board of Directors and by the unanimous written consent of the Corporation's Series C Preferred Stockholders, being the stockholders of the Corporation entitled to vote thereon.

        3.     The date of the filing of the original Series C Certificate of Designations Stock with the Secretary of State of the State of Delaware was March 30, 1998.

        4.     The Series C Certificate of Designations is hereby amended as follows:

          a.     Section 5(i) of the Series C Certificate of Designations is hereby amended to read in its entirety to read as follows:

"At any time after AP Holdings, Inc. ("Holdings") redeems or is required to repurchase, pursuant to the terms of the Indenture, dated as of March 30, 1998, by and between Holdings and State Street Bank and Trust Company (the "Indenture") any of its 11 1/4% Senior Discount Notes Due 2008 or any other notes issued by Holdings pursuant to the Indenture (collectively, the "Notes"), at the election of a holder of Series C Preferred Stock, exercisable by delivering to the Corporation a written notice stating the number of shares of Series C Preferred Stock such holder elects to redeem, the Corporation shall redeem all or any portion of the outstanding shares of Series C Preferred Stock held by such holder within sixty days after the date of such notice. Notwithstanding the foregoing, the Company shall not be required to redeem shares of Series C Preferred Stock to the extent such a redemption would be prohibited by the terms of any agreement by which the Corporation is bound or by any applicable law (collectively, the "Redemption Prohibitions"). If the Corporation can redeem only a portion of the Series C Preferred Stock that the holder elects to redeem without violating the Redemption Prohibitions, the Corporation shall redeem from the holder the maximum number of shares of Series C Preferred Stock it can redeem without violating the Redemption Prohibitions. If more than one holder elects to redeem shares of Series C Preferred Stock and the Corporation is subject to Redemption Prohibitions, the Corporation shall redeem shares of Series C Preferred Stock on a pro rata basis (based on the number of shares held by each holder). The Corporation shall redeem all or a portion of the remaining shares of Series C Preferred Stock from time to time when the Corporation can do so without violating the Redemption Prohibitions, on a pro rata basis (based on the number of shares held by each holder) if more than one holder has elected to redeem shares of Series C Preferred Stock."

          b.     Section 5(ii) of the Certificate of Designations is hereby deleted in its entirety.

          c.     Section 6(i) of the Certificate of Designations is hereby deleted in its entirety.

        5.     Except as expressly amended by this Amendment, the Series C Certificate of Designations remains unmodified and in full force and effect.

        In Witness Whereof, Standard Parking Corporation has caused this Amendment to Certificate of Designations of Series C Preferred Stock to be signed by its Secretary effective as of this 1st day of January, 2004.

Standard Parking Corporation
/s/ Robert N. Sacks Robert N. Sack, Secretary

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  Exhibit 3.1